Exhibit 99.1

News Release
CONTACT: Blaine Davis (610) 459-7158

For Immediate Release

Endo Pharmaceuticals Completes Acquisition of Indevus Pharmaceuticals

Chadds Ford, PA – March 23, 2009 – Endo Pharmaceuticals (NASDAQ: ENDP) today announced the successful completion of its acquisition of Indevus Pharmaceuticals, Inc. Endo acquired Indevus through a tender offer and subsequent merger upon which Indevus became a wholly owned subsidiary of Endo. The common stock of Indevus ceased trading at market close on March 23, 2009 and has been converted into the right to receive $4.50 per Indevus share in cash and up to an additional $3.00 per share in cash upon achievement of certain regulatory and sales milestones.

About Endo

Endo Pharmaceuticals is a specialty pharmaceutical company engaged in the research, development, sale and marketing of branded and generic prescription pharmaceuticals used primarily to treat and manage pain. Its products include LIDODERM®, a topical patch to relieve the pain of postherpetic neuralgia; PERCOCET® and PERCODAN® tablets for the relief of moderate-to-moderately severe pain; FROVA® tablets for the acute treatment of migraine attacks with or without aura in adults; OPANA® tablets for the relief of moderate-to-severe acute pain where the use of an opioid is appropriate; OPANA® ER tablets for the relief of moderate-to-severe pain in patients requiring continuous, around-the-clock opioid treatment for an extended period of time; and VOLTAREN® gel, a nonsteroidal anti-inflammatory drug indicated for the relief of the pain of osteoarthritis of joints amenable to topical treatment; Sanctura® and its XR version for treatment of overactive bladder, Vantas® for the palliative treatment of advanced prostate cancer, and Supprelin® for the treatment of early onset puberty in children. The company markets its branded pharmaceutical products to physicians in pain management, neurology, surgery, oncology, and primary care. More information, including this and past press releases of Endo Pharmaceuticals, is available at www.endo.com.